Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934

As of March 22, 2021, RMR Mortgage Trust (the “Company,” “we,” “us” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Common Shares of Beneficial Interest, $0.001 par value per share (“common shares”). The common shares are listed on The Nasdaq Stock Market LLC (“Nasdaq”).

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

The following description of the terms of our shares of beneficial interest is a summary only. This summary is not complete and is qualified in its entirety by reference to the Company’s declaration of trust and bylaws and applicable Maryland law, including but not limited to provisions of the Maryland Statutory Trust Act (the “MSTA”).

General

Our declaration of trust authorizes us to issue an unlimited number of common shares of beneficial interest. As of March 22, 2021, we had 10,202,009 common shares issued and outstanding.

As permitted by the MSTA, our declaration of trust also authorizes our Board of Trustees to create one or more classes or series of our shares of beneficial interest, with shares of each such class or series having such par value and such preferences, voting powers, terms of redemption, if any, and special or relative rights or privileges (including conversion rights, if any) as our Board of Trustees may determine. Our Board of Trustees may without shareholder approval from time to time divide or combine the shares of any class or series into a greater or lesser number without thereby changing the proportionate beneficial interest in the class or series.

Common Shares

Voting rights. Subject to the provisions of our declaration of trust regarding the restriction on the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of Trustees. Holders of our common shares do not have cumulative voting rights in the election of Trustees. Whenever shareholders are required or permitted to take any action by a vote, the action may only be taken by a vote at a shareholders meeting. Under our bylaws, shareholders do not have the right to take any action by written consent. With respect to matters brought before a meeting of shareholders other than the election of Trustees, except where a different voting standard is required by any applicable law, the listing requirements of the principal securities exchange on which our common shares are listed or a specific provision of our declaration of trust or bylaws, a majority of all the votes cast by our shareholders entitled to vote on the matter at the meeting shall be required to approve the matter.

Under our declaration of trust, subject to the provisions of any class or series of our shares of beneficial interest which hereafter may be created and are then outstanding, holders of common shares are entitled to vote on the following matters: (a) the election of Trustees and the removal of Trustees for cause; (b) any amendment to our declaration of trust other than amendments for the purpose of (i) changing the name of the Company, (ii) changing the domicile of the Company without changing the substance of our declaration of trust (other than changes made in light of any such change in domicile which the Board of Trustees determines appropriate) or (iii) supplying any omission, curing any ambiguity, correcting any defective or inconsistent provision or error or clarifying the meaning and intent of our declaration of trust; (c) merger, consolidation or share exchange of us with or into, or sale of all or substantially all our assets to, another entity and our liquidation or termination, provided that, if any of the foregoing actions in (c) are approved by 75% of the Trustees then in office, then no shareholder approval will be required for such actions except to the extent shareholder approval is required by applicable law; (d) such other matters required by applicable law to be approved by our shareholders; and (e) such other matters with respect to which our Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the holders of common shares for approval or ratification. Provisions of our declaration of trust regarding the restriction on the transfer and ownership of our common shares may preclude a shareholder’s right to vote in certain circumstances.

Board of Trustees. Our Board of Trustees is divided into three classes. At each annual meeting, shareholders elect the successors of the class of Trustees whose term expires at that meeting for a term expiring at the annual meeting held in the third year following the year of their election. The classified board provision could have the effect of making the replacement of incumbent Trustees more time consuming and difficult. At least two annual meetings of shareholders will generally be required to effect a change in a majority of our Board of Trustees.

Except as may be mandated by any applicable law or the listing requirements of the principal exchange on which our common shares are listed, otherwise provided by a provision of our bylaws approved by our Board of Trustees, and subject to the provisions of any class or series of our shares of beneficial interest which hereafter may be created and are then outstanding, (1) a plurality of all the votes cast by our shareholders entitled to vote in the election of Trustees at a meeting of our shareholders duly called and at which a quorum is present is required to elect a Trustee in an uncontested election, and (2) a majority of all the votes entitled to be cast for the election of Trustees at a meeting of shareholders of the Trust duly called and at which a quorum is present is required to elect a Trustee in a contested election (which is an election at which the number of nominees exceeds the number of Trustees to be elected at the meeting).

In case of failure to elect any Trustee at an annual meeting of our shareholders, the incumbent Trustee who was up for election at that meeting may hold over and continue to serve as a Trustee for the full term of the trusteeship in which he or she was nominated and until the election and qualification of his or her successor. Our declaration of trust provides that a Trustee may be removed only for cause, at a properly called meeting of our shareholders, by the affirmative vote of holders of at least 75% of our outstanding shares of beneficial interest entitled to vote for the election of such Trustee.

Distribution rights. Subject to the preferential rights of any other class or series of shares then outstanding or which may be issued, and to the ownership restrictions described in our declaration of trust, all of our common shares are entitled to receive distributions on our common shares when, as and if authorized by our Board of Trustees and declared by us out of assets legally available for distribution (as determined by our Board of Trustees in its sole discretion).

Liquidation rights. Subject to the preferential rights of any other class or series of shares then outstanding or which may be issued, and to the ownership restrictions described in our declaration of trust, all of our common shares are entitled to share ratably in our assets legally available for distribution to our shareholders (as determined by our Board of Trustees) in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Preferred Shares

Pursuant to our declaration of trust, our Board of Trustees, without any action by our shareholders, may issue an unlimited number of preferred shares of beneficial interest (“preferred shares”) from time to time, in one or more classes or series, having the powers, preferences, rights, qualifications, limitations and restrictions as the Trustees may determine. The issuance of preferred shares, the issuance of rights to purchase preferred shares or the possibility of the issuance of preferred shares or such rights could have the effect of delaying or preventing a change in our control. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we have issued or may issue in the future.

Restrictions on Transfer and Ownership of Shares

Our declaration of trust restricts the number and value of our shares of beneficial interest that our shareholders may own. These restrictions on transfer and ownership in our declaration of trust are intended to assist with our compliance with the requirements for qualification for taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (“IRC”), and otherwise to promote our orderly governance. These restrictions do not apply to our Manager, The RMR Group Inc. and its consolidated subsidiaries (“RMR”), any company to which RMR provides management services or any of their affiliates, so long as such ownership does not adversely affect our qualification for taxation as a REIT under the IRC.

Our declaration of trust prohibits any person from owning, being deemed to own by virtue of the attribution provisions of the IRC, or beneficially owning under Rule 13d-3 under the Exchange Act, more than 9.8% in value or number, whichever is more restrictive, of any class or series of our outstanding shares of beneficial interest, including our common shares. Our Board of Trustees may from time to time increase this ownership limit for one or more persons and decrease the ownership limit for other persons, subject to limitations contained in our declaration of trust. Our declaration of trust further prohibits any person from beneficially or constructively owning our shares if that ownership would result in our being “closely held” under Section 856(h) of the IRC or otherwise cause us to fail to qualify for taxation as a REIT. Any attempted transfer of our shares which, if effective, would result in our shares being owned by fewer than 100 persons shall be void ab initio, and the intended transferee shall acquire no rights in such shares.

Our Board of Trustees, in its sole discretion, may exempt other persons, prospectively or retroactively, from these ownership limitations, so long as our Board of Trustees determines, among other things, that it is in our best interests. Our Board of Trustees may not grant an exemption if the exemption would result in our failing to qualify for taxation as a REIT. In determining whether to grant an exemption, our Board of Trustees may consider, among other factors, the following:

•	the general reputation and moral character of the person requesting the exemption;

•	whether the person’s ownership of shares would be direct or through ownership attribution;

•	whether the person’s ownership of shares would interfere with the conduct of our business, including without limitation, our ability to make additional investments;

•	whether granting an exemption for the person would adversely affect any of our existing contractual arrangements or the execution of our strategies or business policies;

•	whether the person to whom the exemption would apply has been approved as an owner of us by all regulatory or other governmental authorities with jurisdiction over us; and

•	whether the person to whom the exemption would apply is attempting to change control of us or affect our policies in a way that our Board of Trustees, in its sole discretion, considers adverse to our best interests or those of our shareholders.

In addition, our Board of Trustees may require such rulings from the U.S. Internal Revenue Service, opinions of counsel, representations, undertakings or agreements it deems advisable in order to make the foregoing decisions.

If a person attempts a transfer of our shares of beneficial interest in violation of the ownership limitations described above, (a) that number of shares (rounded upward to the nearest whole share) which would cause the violation are automatically transferred to a trust (the “Charitable Trust”), for the exclusive benefit of one or more charitable beneficiaries designated by us or (b) such attempted transfer shall be void ab initio. The prohibited owner will generally:

•	have no rights in the shares held in the Charitable Trust;

•	not benefit economically from ownership of any shares held in the Charitable Trust (except to the extent provided below upon sale of the shares);

•	have no rights to dividends or other distributions with respect to shares held in the Charitable Trust;

•	not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust; and

•	have no claim, cause of action or other recourse whatsoever against the purported transferor of such shares held in the Charitable Trust.

Unless otherwise directed by our Board of Trustees, as soon as reasonably practicable after receiving notice from us that shares have been transferred to the Charitable Trust (and no later than 20 days after receiving notice if our shares are then listed or admitted to trade on any national securities exchange), the trustee of the Charitable Trust will sell such shares (together with the right to receive distributions with respect to such shares) to a person designated by the trustee of the Charitable Trust, whose ownership of the shares will not violate the ownership limitations set forth in our declaration of trust. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee of the Charitable Trust will distribute the net proceeds of the sale to the prohibited owner and to the beneficiary of the Charitable Trust as follows:

The prohibited owner will receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust, for example, in the case of a gift, devise or other similar transaction, the market price of the shares on the day of the event causing the shares to be transferred to the Charitable Trust, in each case, reduced by any amounts previously received by the prohibited owner in connection with prior extraordinary dividends or other distributions; and

•	the sales proceeds received by the trustee of the Charitable Trust (net of any commissions and other expenses of the trustee of the Charitable Trust) from the sale or other disposition of the shares held in the Charitable Trust plus any extraordinary dividends received by the Charitable Trust.

The trustee of the Charitable Trust may reduce the amount payable to the prohibited owner by the amount of ordinary dividends or other distributions which have been paid to the prohibited owner and is owed by the prohibited owner to the trustee of the Charitable Trust. Any net sales proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary, less the costs, expenses and compensation of the Charitable Trust and us. Any extraordinary dividends received by the trustee of the Charitable Trust shall be treated in a similar way as sales proceeds.

If, prior to our discovery that shares have been transferred to the Charitable Trust, a prohibited owner sells shares that are deemed to have been transferred to the Charitable Trust, then:

•	those shares will be deemed to have been sold on behalf of the Charitable Trust; and

•	to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by the trustee of the Charitable Trust, the prohibited owner must promptly pay the excess to the trustee of the Charitable Trust upon demand.

Also, shares of beneficial interest held in the Charitable Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in the transfer to the Charitable Trust or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust, for example, in the case of a gift, devise or other similar transaction, the market price per share on the day of the event causing the shares to become held by the Charitable Trust; and

•	the market price per share on the date we, or our designee, accept the offer.

We will have the right to accept the offer until the trustee of the Charitable Trust has sold the shares held in the Charitable Trust. The net proceeds of the sale to us will be distributed similar to any other sale by a trustee of the Charitable Trust. Our Board of Trustees may retroactively amend, alter or repeal any rights which the Charitable Trust, the trustee of the Charitable Trust or the beneficiary of the Charitable Trust may have under our declaration of trust, including retroactively granting an exemption to a prohibited owner, except that our Board of Trustees may not retroactively amend, alter or repeal any obligations to pay amounts incurred prior to such time and owed or payable to the trustee of the Charitable Trust. The trustee of the Charitable Trust will be indemnified by us or from the proceeds from the sale of shares held in the Charitable Trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our declaration of trust and is entitled to receive reasonable compensation for services provided.

Costs, expenses and compensation payable to the trustee of the Charitable Trust may be funded from the Charitable Trust or by us. Before any sales proceeds may be distributed to a prohibited owner, we will be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the trustee of the Charitable Trust) from the Charitable Trust for any such amounts funded by us and for any indemnification provided to the trustee of the Charitable Trust by us.

In addition, costs and expenses incurred by us in the process of enforcing the ownership limitations set forth in our Declaration of Trust, in addition to reimbursement of costs, expenses and compensation of the trustee of the Charitable Trust which have been funded by us, may be collected from the Charitable Trust before any sale proceeds are distributed to a prohibited owner.

The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. Our declaration of trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in such a transaction will be subject to all of the provisions and limitations described above.

Every person who owns, is deemed to own by virtue of the attribution rules of the IRC or is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act 5% or more of any class or series of our shares outstanding at the time of the determination is required to give written notice to us within 30 days after the end of each taxable year, and also within three business days after a request from us, stating the name and address of the legal and beneficial owner(s), the number of shares of each class and series of our shares of beneficial interest which the owner beneficially owns, and a description of the manner in which those shares are held. If the IRC or applicable Treasury regulations specify a threshold below 5%, this notice provision will apply to those persons who own our shares of beneficial interest at the lower percentage. In addition, each shareholder is required to provide us upon demand with any additional information that we may request in order to determine our qualification for taxation as a REIT, to comply or determine our compliance with the requirements of any taxing authority or other government authority and to determine and ensure compliance with the foregoing ownership limitations.

All certificates evidencing our shares and any share statements for our uncertificated shares may bear legends referring to the foregoing restrictions.

Anti-Takeover Effect of Our Declaration of Trust and Bylaws

Provisions of our governing documents, including, for example, our restrictions on transfer and ownership of our common shares, our classified Board of Trustees, our shareholder voting rights and standards, the power of our Trustees to amend our declaration of trust in certain circumstances without shareholder approval and our Trustee qualifications, could delay or prevent a change in our control. The limitations in our declaration of trust and bylaws on the ability of our shareholders to propose nominations of individuals for election as Trustees or other proposals of business to be considered at meetings of our shareholders, including the disclosure requirements related thereto, may delay, defer or prevent our shareholders from making proposals that could be beneficial to our shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Equiniti Trust Company.

Listing

Our common shares are listed on Nasdaq under the symbol “RMRM.”